                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
                                        only (as permitted by Rule 14a-6(a)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(a) or sec. 140.14a-12

                          Chips and Technologies, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(e)(1)ii), or 14a-6(i)(1), or 14a-6(1)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(d) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        -

     (2)  Form, Schedule or Registration Statement No.:

        -

     (3)  Filing Party:

        -

     (4)  Date Filed:

        -

                          CHIPS AND TECHNOLOGIES, INC.
                                2950 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 7, 1996


To the Stockholders of Chips and Technologies, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of Chips and Technologies, Inc. ("Chips" or the "Company") will be held on November 7, 1996, at 3:30 p.m. at the San Jose Sheraton, 1801 Barber Lane, Milpitas, CA 95035 for the following purposes:

         1.       To elect two (2) Class III directors.

         2. To approve an increase to the share reserve under the Chips and Technologies, Inc. Amended and Restated 1994 Stock Option Plan (the "Option Plan") by 1,000,000 shares.

         3. To ratify the appointment of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending June 30, 1997.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on September 13, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the San Jose Sheraton, 1801 Barber Lane, Milpitas, CA 95035.

                                    By Order of the Board of Directors



                                    Jeffery Anne Tatum, Secretary

San Jose, California
September 27, 1996

- --------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE
URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE
RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE
MEETING.
- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS


GENERAL INFORMATION.............................................................................................  1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS  AND
         MANAGEMENT.............................................................................................  2

PROPOSAL ONE - NOMINATION AND ELECTION OF DIRECTORS.............................................................  3

EXECUTIVE COMPENSATION AND OTHER MATTERS........................................................................  5
         Compensation of Executive Officers.....................................................................  5
         Stock Options Granted in Fiscal 1996...................................................................  6
         Option Exercises and Fiscal 1996 Year-End Values.......................................................  7
         Change of Control Arrangements.........................................................................  8
         Compensation of Directors..............................................................................  8
         Certain Transactions and Other Relationships...........................................................  8
         Compensation Committee Interlocks and Insider Participation............................................  9
         Changes to Benefit Plans...............................................................................  9

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
         COMPENSATION........................................................................................... 11
         Compensation Committee................................................................................. 11
         Compensation Philosophy................................................................................ 11
         Forms of Compensation.................................................................................. 12
         Fiscal 1996 Compensation............................................................................... 13

COMPARISON OF STOCKHOLDER RETURN................................................................................ 14

PROPOSAL TWO - APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
         CHIPS AND TECHNOLOGIES, INC. 1994 STOCK OPTION PLAN TO
         INCREASE SHARE RESERVE................................................................................. 15
         Proposed Amendment to the Option Plan.................................................................. 15
         Summary of the Provisions of the Option Plan........................................................... 15
         Summary of the Federal Income Tax Consequences of the Option Plan...................................... 17
         Vote Required and Board of Directors' Recommendation................................................... 18

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF INDEPENDENT
         ACCOUNTANTS............................................................................................ 19

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.................................................. 19

TRANSACTION OF OTHER BUSINESS................................................................................... 19

                          CHIPS AND TECHNOLOGIES, INC.
                                2950 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


         The accompanying proxy is solicited by the Board of Directors of Chips and Technologies, Inc. ("Chips" or the "Company") for use at the Annual Meeting of Stockholders to be held November 7, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy are being first sent to stockholders on approximately September 27, 1996.


                               GENERAL INFORMATION

         Annual Report. An annual report for the fiscal year ended June 30, 1996 is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on September 13, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 20,640,656 shares of Common Stock of the Company issued and outstanding. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. Stockholders may vote in person or by proxy. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers to solicit their customers who have stock of the Company registered in the names of such banks and brokers or their nominees, and will reimburse such banks and brokers for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others, including professional proxy solicitors, to solicit proxies, personally or by telephone.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted for each nominee and in favor of each proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the closing of the polls at the meeting by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding the Company's Common Stock owned on June 30, 1996 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers whose compensation is disclosed under the caption "Executive Compensation and Other Matters", and (iv) all executive officers and directors of the Company as a group.

                                                            SHARES OWNED (1)
                                                     ------------------------------
                                                       NUMBER            PERCENTAGE
NAME BENEFICIAL OWNERS                                OF SHARES           OF CLASS
- ----------------------                               ------------------------------
Gene P. Carter...............................          130,179(2)                 *
Henri A. Jarrat..............................          165,000(3)                 *
James F. Stafford............................          502,077(4)              2.38
Bernard V. Vonderschmitt.....................           66,300(5)                 *
Keith A. Angelo..............................          195,503(6)                 *
Richard E. Christopher.......................          145,000(7)                 *
Morris E. Jones, Jr..........................          530,637(8)              2.54
Lawrence A. Roffelsen........................          230,000(9)               1.1
All directors and executive officers
  as a group (12 persons)....................        2,624,021(10)            11.52

- ------------------------------------
*     Represents less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the above table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 90,000 shares subject to immediately exercisable options. Includes 30,525 unvested shares. Includes 40,179 shares held by the Carter Family Trust, of which Mr. Carter is a Trustee.

(3) Includes 155,000 shares subject to immediately exercisable options. Includes 59,454 unvested shares.

(4) Includes 500,000 shares subject to immediately exercisable options. Includes 250,004 unvested shares.

(5) Includes 65,000 shares subject to immediately exercisable options. Includes 24,275 unvested shares.

(6) Includes 194,500 shares subject to immediately exercisable options. Includes 95,316 unvested shares.

(7) All shares are subject to an immediately exercisable option. Includes 83,961 unvested shares.

(8) Includes 310,000 shares subject to immediately exercisable options. Includes 82,398 unvested shares.

(9) All shares are subject to an immediately exercisable option. Includes 94,795 unvested shares.

(10) Includes 2,152,500 shares subject to immediately exercisable options. Includes 970,358 unvested shares.

                                  PROPOSAL ONE

                      NOMINATION AND ELECTION OF DIRECTORS


         Pursuant to the Bylaws and actions of the Board of Directors, five (5) directors constitute the full Board of Directors. There are currently four directors in office, and one seat is vacant. The directors are divided into three classes, with one class to be elected for a three year term at each annual meeting of stockholders. Henri A. Jarrat and James F. Stafford, whose terms expire in 1996, currently serve as the Class III directors. Bernard V. Vonderschmitt serves as a Class II director, and his term expires in 1997. Gene
P. Carter serves as a Class I director, and his term expires in 1998.

         At the Annual Meeting of Stockholders, two (2) directors, Henri A. Jarrat and James F. Stafford, have been nominated for election to Class III of the Board of Directors, to hold office until the earlier to occur of (i) the meeting of stockholders to be held in 1999 and the election and qualification of their successors, or (ii) a resignation or the vacancy of office as a result of death, removal, or other cause in accordance with the Bylaws of the Company.

         If a quorum is present and voting, the two nominees for Class III directors receiving the highest number of votes will be elected as Class III directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present in determining if a quorum is present.

         Certain information concerning the current directors, including the Class III nominees to be elected at this meeting, is set forth below.

     Director        Position with the Company       Age                 Term
- ------------------   --------------------------      ---      -------------------------
Gene P. Carter       Director                        62       Director since 1988; term
                                                              ends 1998.

Henri A. Jarrat      Director                        58       Director since 1994; term
                                                              ends 1996.

James F. Stafford    President, Chief Executive      52       Director since 1993; term
                     Officer, and Director                    ends 1996.

Bernard V.           Director                        73       Director since 1992; term
Vonderschmitt                                                 ends 1997.

         Mr. Carter has served as a director of the Company since March 1988. From August 1977 to September 1984, Mr. Carter served as Vice President of Sales for Apple Computer, Inc. He has been self-employed as a private investor since 1984. Mr. Carter also serves as a director of Adobe Systems, Inc. and of Portable Energy Products.

         Mr. Jarrat was appointed to the Board of Directors in August 1994. He is currently President of Jarrat Global Enterprises, Inc. From 1983 to 1987, he served as President and

Chief Operating Officer of VLSI Technology, Inc., and for seven years prior to 1983, he served at Motorola, Inc. as a Corporate Vice President and General Manager.

         Mr. Stafford was appointed to the Board of Directors in August 1993 and was named President and Chief Executive Officer in July 1993. Mr. Stafford served as Acting Chief Financial Officer from April 1993 until December 31, 1993. He previously served as Senior Vice President and Chief Operating Officer from January 1992 to July 1993, as Senior Vice President, Product Line Operations from February 1990 to January 1992, as Vice President, Product Line Operations from July 1989 to February 1990, as Vice President, Operations from December 1985 to July 1989, and as Director of Operations from January 1985 to December 1985.

         Mr. Vonderschmitt has served as a director of the Company since August 1992. He is a co-founder of Xilinx, Inc. and served as its President and/or Chief Executive Officer from February 1984 until January 1996. He became Chairman of the Board of Xilinx on February 1, 1996. Prior to founding Xilinx, he spent two and one-half years at Zilog, Inc., then a subsidiary of Exxon, as Vice President and General Manager of the Microprocessor Division. Prior to joining Zilog, he was with RCA for more than twenty years in mostly technical management positions. During his last seven years at RCA, Mr. Vonderschmitt served as Vice President and General Manager of the Solid State Division. Mr. Vonderschmitt also serves as a director on the boards of Xilinx, Inc., IMP, Inc., Sanmina, Inc., and Credence Systems Corporation.

         During the fiscal year ended June 30, 1996, the Board of Directors held ten (10) meetings. No director attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves.

         There are two (2) standing committees of the Board of Directors: the Audit Committee and the Compensation Committee. The Board does not have a standing Nominating Committee.

         The Audit Committee's function is to review with the independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1996, the Audit Committee held one (1) meeting.

         The Compensation Committee is responsible for setting and administering the policies governing the annual compensation of the Company's executive officers, including cash compensation and stock option programs, and approving the grants of options for employees. The members of the Compensation Committee are Bernard Vonderschmitt and Gene Carter. During the fiscal year ended June 30, 1996, the Compensation Committee held eight (8) meetings.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of June 30, 1996, during the fiscal years ended June 30, 1994, 1995, and 1996:

                           SUMMARY COMPENSATION TABLE


                                                                              Long Term
                                            Annual Compensation              Compensation
                                      --------------------------------       ------------
                                                                                 Awards
                                      Fiscal                                    Options/
Name and Principal Position            Year      Salary        Bonus             Shares
- ---------------------------           ------     --------     --------          --------
James F. Stafford                      1996      $277,510     $200,000          100,000
President, Chief Executive             1995      $236,259     $118,797          125,000
Officer                                1994      $225,009           $0          125,000

Keith A. Angelo                        1996      $164,821     $100,149           50,000
Vice President, Marketing              1995      $155,297      $74,750           25,000
                                       1994      $141,755           $0           50,000

Richard E. Christopher                 1996      $171,981     $104,121           50,000
Vice President, Sales                  1995      $164,306      $78,232           25,000
                                       1994      $158,440           $0           35,000

Morris E. Jones, Jr.                   1996      $187,432     $112,578
Senior Vice President,                 1995      $180,566      $84,448           50,000
Advanced Products and                  1994      $178,506           $0           25,000
Chief Technical Officer                                                          35,000

Lawrence A. Roffelsen                  1996      $165,906     $100,797           50,000
Vice President, Engineering            1995      $155,297      $74,750           25,000
                                       1994      $141,755           $0           50,000

- ------------------------------------

STOCK OPTIONS GRANTED IN FISCAL 1996

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended June 30, 1996, to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                       Price Appreciation for
                            Individual Grants in Fiscal 1996                              Option Term(1)
- --------------------------------------------------------------------------------     -------------------------
                                          % of Total
                                           Options
                                          Granted to     Exercise
                                          Employees       or Base
                            Options       in Fiscal       Price         Expira-
       Name                 Granted         Year          ($/Sh)       tion Date      5% ($)         10% ($)
- ----------------------      -------       ----------     --------      ---------     --------       ----------
James F. Stafford           100,000        5.3698%        $8.945       03/26/06      $562,542       $1,425,602

Keith A. Angelo              50,000        2.6849%         8.945       03/26/06      $281,273       $712,801

Richard E. Christopher       50,000        2.6849%         8.945       03/26/06      $281,273       $712,801

Morris E. Jones, Jr.         50,000        2.6849%         8.945       03/26/06      $281,273       $712,801

Lawrence A. Roffelsen        50,000        2.6849%         8.945       03/26/06      $281,273       $712,801

- --------------------------------------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended June 30, 1996, and unexercised options held as of June 30, 1996, by the persons named in the Summary Compensation Table:

                           AGGREGATED OPTION EXERCISES
                           AND FISCAL YEAR-END VALUES


- --------------------------------------------------------------------------------



                                                                                     Value of Unexercised
                                                 Number of Unexercised               In-the-Money Options
                                                 Options at 6/30/96                  at 6/30/96(1)(2)
                                                 -------------------------------     -----------------------------
                   Shares
                  Acquired
                     on              Value
Name              Exercise         Realized      Exercisable(1)    Unexercisable     Exercisable     Unexercisable
- ------------------------------------------------------------------------------------------------------------------
James F.
Stafford           125,000        $1,244,062        500,000           250,004         $1,026,903        $434,850

Keith A.
Angelo              55,000          $351,000        194,500            95,316           $440,829        $189,045

Richard E.
Christopher         60,000          $359,218        145,000            83,961           $249,295        $131,112

Morris E.
Jones, Jr.               0            $    0        310,000            82,398         $1,095,938        $123,691

Lawrence A.
Roffelsen                0            $    0        230,000            94,795           $703,679        $186,571

- ------------------------------------
(1) Generally, for executive officers and newly hired employees of the Company, stock options granted are immediately exercisable at the date of grant, but vest over a four year period commencing six months after the date of grant. At the end of six months, 6/48ths of the option shares vest; thereafter they vest at the rate of 1/48th per month for each full month of the optionee's continuous employment with the Company. For non-executive officer employees who receive discretionary option grants during their employment, stock options are immediately exercisable at the date of grant and vest over a four year period commencing one month after the date of grant at the rate of 1/48th per month for each full month of the optionee's continuous employment with the Company. Unvested options are listed in the above table under the heading "Unexercisable."

(2) Based on a value of $9.75 per share which was the closing price of the Company's Common Stock on June 30, 1996. The value shown is for all outstanding options which have an exercise price below the closing price on June 30, 1996 of the Company's Common Stock regardless of vesting restrictions.

CHANGE OF CONTROL ARRANGEMENTS

         Options granted under the Company's Amended and Restated 1994 Stock Option Plan and the Company's 1988 Nonqualified Stock Option Plan for Outside Directors (the "Outside Directors Plan") contain provisions pursuant to which, under certain circumstances, all outstanding options granted under such plans shall become fully vested and immediately exercisable upon a "transfer of control" as defined in such plans.

COMPENSATION OF DIRECTORS

         The Company's outside directors each receive $1,500 for each Board of Directors meeting which the director attends. In addition, each receives $1,000 for each committee meeting of the Board of Directors he attends that is held separately from a Board meeting and $500 for each committee meeting he attends that is held consecutively with a Board meeting (excluding Compensation Committee meetings held solely for the purpose of approving routine stock option grants). For other compensation arrangements with certain directors, see "Certain Transactions and Other Relationships".

         The Company's Outside Directors Plan currently provides that upon his or her initial election to the Board of Directors, each non-employee director (an "Outside Director") will receive a one-time grant of an option to purchase 20,000 shares of the Company's Common Stock and an additional grant of an option to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her tenure as an Outside Director. In addition, an Outside Director who serves as the Chairman of the Board receives a stock option to purchase 5,000 shares of the Company's Common Stock upon appointment and on each anniversary of his tenure as Chairman, and each director receives a stock option to purchase 2,500 shares of the Company's Common Stock each year for each committee of the Board of Directors on which a director serves.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

         In August 1994, the Company loaned $100,000 at an interest rate of 7% per annum to Keith A. Angelo, an executive officer of the Company. The outstanding balance of the loan is forgiven at a rate of 25% per year as Mr. Angelo continues his employment with the Company. If he voluntarily leaves his employment with the Company or if Mr. Angelo's employment is terminated for cause before August 1, 1998, the outstanding balance must be repaid in full at that time.

         In August 1994, the Company entered into an independent contractor agreement with Jarrat Global Enterprises, Inc. ("JGE"), a corporation whose principal shareholder is Henri A. Jarrat, a director of the Company. Pursuant to the agreement, Henri Jarrat received options to purchase 125,000 shares of Company stock and JGE receives $8,000 per month as compensation for providing the Company with requested business advice, including management consulting in specific areas, until November 1996.

         In July 1993, Gordon A. Campbell terminated his employment as President and Chief Executive Officer of the Company. In connection with his termination, Mr. Campbell and the Company agreed that, in exchange for the provision by Mr. Campbell of certain consulting services to the Company and a release of any claims against the Company, the Company would make certain payments to Mr. Campbell, extend his medical benefits, and accelerate the vesting on certain stock options held by him. In May 1994, the Board of Directors extended to August 31, 1995 the exercise date of 550,000 shares of Company stock under stock options previously granted Mr. Campbell, all of which were subsequently exercised by Mr. Campbell, and of which options to purchase 200,000 shares were exercised in July, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee during fiscal 1996 was composed of two independent, non-employee directors of the Company, Gene P. Carter and Bernard
V. Vonderschmitt. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION".

CHANGES TO BENEFIT PLANS

         The Board of Directors has proposed an amendment to increase the share reserve under the Amended and Restated Chips and Technologies, Inc. 1994 Stock Option Plan (the "Option Plan") by 1,000,000 shares. See "PROPOSAL TWO - APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CHIPS AND TECHNOLOGIES, INC. 1994 STOCK OPTION PLAN TO INCREASE SHARE RESERVE" for a discussion of the proposed increase in the share reserve of the Option Plan.

         The following table sets forth the stock options that were granted under the Option Plan in the fiscal year ended June 30, 1996, to (i) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of June 30, 1996; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group;
(iv) all employees, including all officers who are not executive officers, as a group. Grants of stock options under the Option Plan are to be made at the discretion of the Board of Directors. Accordingly, future grants of stock options under the Option Plan are not yet determinable.

                                NEW PLAN BENEFITS


                                            CHIPS AND TECHNOLOGIES INC.
                                             AMENDED AND RESTATED 1994
                                               STOCK OPTION PLAN(1)
                                            ---------------------------
                                            EXERCISE
                                            PRICE(2)          NUMBER
                                              (PER              OF
            NAME AND POSITION                SHARE)           SHARES
          -------------------------         --------         ---------
          James E. Stafford                   $8.945           100,000
          President and Chief
          Executive Officer

          Keith A. Angelo                     $8.945            50,000
          Vice President, Marketing

          Richard E. Christopher              $8.945            50,000
          Vice President, Sales

          Morris E. Jones, Jr.                $8.945            50,000
          Senior Vice President,
          Advanced Products and
          Chief Technical Officer

          Lawrence A. Roffelsen               $8.945            50,000
          Vice President,
          Engineering

          Executive Officer Group
          (8 persons)                         $8.945           385,000

          Non-Executive Director
          Group (4 persons)                   $0                     0

          Non-Executive Officer
          Employee Group
          (200 persons)                     $11.3754        1,395,450

- ------------------------------------
(1) Employees, directors and individuals who are rendering services as consultants, advisors, or other independent contractors to the Company are eligible to participate in the Option Plan.

(2) Future exercise prices of options are unknown, as they are based upon fair market value at the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE

         The Compensation Committee is composed of two independent, non-employee directors of the Company, neither of whom is a former employee of the Company. During fiscal 1996, the Committee members were Gene P. Carter and Bernard V. Vonderschmitt. The Committee is responsible for setting and administering the policies governing the annual compensation of the Company's executive officers, including cash compensation and stock option programs, and for approving the grant of options for employees.

COMPENSATION PHILOSOPHY

         The Compensation Committee strives to align executive compensation with the value achieved by the executive staff for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

         In setting total compensation, the Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs, of companies considered by the Committee to be comparable companies in the semiconductor industry. The Committee's policy is generally to target levels of cash and equity compensation paid to its executive officers at approximately five percent above the average of such compensation paid by comparable companies in the semiconductor industry. The Committee also reviews current literature concerning trends in executive compensation structures.

         The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any compensation received through the exercise of options granted under the Option Plan will meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

Specific executive compensation elements and the factors on which they were based are:

         - BASE SALARY. The Committee reviews the performance and sets the salary of all executive officers on an annual basis. In making its decisions, the Committee considers the evaluations and recommendations of the Chief Executive Officer as to the performance, attainment of goals and objectives, and the current and anticipated future contributions of each officer to the Company, and the relative salary of the Chief Executive Officer and each of the Company's other officers compared to the average ratio of base pay of the chief executive officer to the top four other executive officers according to survey data for the semiconductor industry. In making its decision regarding the Chief Executive Officer's base compensation, the Committee reviews the Chief Executive Officer's performance and sets his salary independently, after considering his performance, current and anticipated future contributions to the Company and the salary levels for chief executive officers at comparable companies.

         - BONUS. The Company seeks to provide near term incentives through bonuses to executives who make contributions of outstanding value to the Company. For fiscal 1996, the Company paid bonuses to the Chief Executive Officer and to the other executive officers based on an executive bonus plan (the "Executive Bonus Plan"), which provided for bonuses based on the degree of attainment of target objectives for annual revenue and operating income for the Company, with each objective having equal weight under the plan. The targets were set by the Committee during the first ninety days of the fiscal year. Based on the relative attainment of the targets, a scale of potential bonuses was determined, expressed as a percent of salary, one scale for the Chief Executive Officer and another for the other named executive officers, with a maximum dollar amount per individual, and with all bonus payments subject to a maximum percentage of operating income.

         - LONG-TERM INCENTIVES. Longer term incentives are provided through the Amended and Restated Chips and Technologies, Inc. 1994 Stock Option Plan (the "Option Plan") and the Company's Employee Stock Purchase Plan (the "Purchase Plan"). Both the Option Plan and the Purchase Plan reward executives through the growth in the value of the Company's stock. All of the Company's employees are eligible to participate in the Option Plan and the Purchase Plan. Initial stock options are granted upon hire and additional, discretionary options are awarded depending on individual performance and contribution.

         At the commencement of an executive officer's employment, and periodically thereafter, the Chief Executive Officer recommends to the Committee an award of stock options under the Option Plan. The Committee grants stock options with an exercise price equal to the market price for the Company's Common Stock on the date of grant. Therefore, such grants will only have value if the Company's Common Stock price increases. The Committee believes that stock options serve to align the incentives of executive officers with the interests of stockholders because of the direct benefit executive officers receive through improved stock performance. Recommendations for the grant of options may take into account a number of factors, including the relative position and responsibilities of each executive officer, their relative equity ownership and degree of vesting, and the historical and expected contributions of each executive officer to the Company. Generally, stock options vest over a period of four years in order to encourage executive officers to continue their employment with the Company.

FISCAL 1996 COMPENSATION

         Compensation for the Chief Executive Officer and the other executive officers for the last fiscal year was set according to the Company's established compensation philosophy described above.

         James F. Stafford, the Company's Chief Executive Officer, received an approximately 8% upward adjustment in his base salary during fiscal 1996, based on a comparison of salaries paid to chief executive officers of comparable semiconductor companies, benchmark companies with similar market capitalizations with annual sales volume in the range of $100 million to $199 million and the average ratio of salaries of chief executive officers to the salaries of the top four other executive officers at surveyed companies in the semiconductor industry. The base salaries for the other named executive officers of the Company were each raised in fiscal 1996 from their levels in fiscal 1995 on the basis of a similar analysis.

         The Committee established target bonuses, expressed as a percentage of base salary, for Mr. Stafford and for the other executive officers under the Executive Bonus Plan for fiscal 1996, the size of which was based upon the comparative market compensation data discussed above. The actual bonuses were measured and paid in accordance with the provisions of the Executive Bonus Plan described above, based on the Company's attainment of revenue and operating income goals. Mr. Stafford's fiscal 1996 bonus under the Executive Bonus Plan was equivalent to approximately 54.7% of his base salary. In addition, Mr. Stafford was awarded an additional $48,000 for exceptional performance in fiscal 1996. The fiscal 1996 bonus amount for the other named executive officers was equivalent to approximately 54.7% of their base salaries. Each executive officer was awarded an additional $10,000 for exceptional performance in fiscal 1996. The bonuses paid reflect the attainment by the Company of performance above or close to the established targets. The fiscal 1996 bonuses paid were at the high end of the range but did not reach the maximum potential bonus awards.

         During fiscal 1996, the Committee approved the grant of a new stock option for 100,000 shares to Mr. Stafford and new grants totalling 285,000 shares to the other four named executive officers. These option grants were based on the performance of the officers in fiscal 1996, and were intended to recognize individual performance over that period, as well as to insure equity positions based on contribution. The grants reflect the Committee's continuing policy to subject a significant portion of each executive officer's overall compensation to the market performance of the Company's common stock and to maintain the option holdings of each officer at a level consistent with that for other executive officers at the survey companies in the semiconductor industry.




                                                  THE COMPENSATION COMMITTEE
                                                        GENE P. CARTER
                                                        BERNARD V. VONDERSCHMITT

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the H&Q Technology Index and the NASDAQ Stock Market - U.S. Index for the period commencing on June 30, 1991, and ending on June 30, 1996(1).

COMPARISON OF CUMULATIVE TOTAL RETURN FROM JUNE 30, 1991, THROUGH JUNE 30, 1996

                          CHIPS AND TECHNOLOGIES, INC.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG CHIPS & TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET-US INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


[LINE CHART]

                                     6/30/91       6/30/92       6/30/93       6/30/94       6/30/95       6/30/96
                                     -------       -------       -------       -------       -------       -------
  Chips and Technologies, Inc.        100.00            92            49            49           172           128

                H&Q Technology        100.00           114           139           141           236           280

                   NASDAQ-U.S.        100.00           120           151           153           204           261


(1) Assumes that $100.00 was invested on June 30, 1991, in the Company's Common Stock at the price of $76.25 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

* $100 invested on 6/30/91 in stock or index--including reinvestment of dividends. Fiscal year ending June 30.

                                  PROPOSAL TWO
                            APPROVAL OF AMENDMENT TO
       AMENDED AND RESTATED CHIPS AND TECHNOLOGIES, INC. 1994 STOCK OPTION
                         PLAN TO INCREASE SHARE RESERVE

         The Company established the Option Plan in January 1985. The purpose of the Option Plan is to encourage stock ownership by employees, directors and consultants of the Company or any parent or subsidiary corporation of the Company, to give them a greater personal interest in the success of the business and to provide added incentive to continue and advance in their employment or service to the Company. On January 8, 1987, the Board of Directors amended and restated the Option Plan to conform to certain changes in governing law effected by the Tax Reform Act of 1986. On August 11, 1994, the Board of Directors amended and restated the Option Plan, extended its term and renamed the Option Plan the "Amended and Restated Chips and Technologies, Inc. 1994 Stock Option Plan". As of June 30, 1996, 4,463,641 shares of Common Stock were reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $7.76 per share with exercise prices ranging from $3.125 to $14.50, and 1,168,783 shares of Common Stock remained available for future option grants, which is equal to approximately 5.7% of the total number of shares of Common Stock outstanding (excluding the 1,000,000 shares now proposed for stockholder approval). See "Executive Compensation and Other Matters" for additional information regarding grants and exercises of options under the Option Plan.

PROPOSED AMENDMENT TO THE OPTION PLAN

         The Board of Directors has approved an increase in the number of shares of Company Common Stock reserved under the Option Plan by 1,000,000 shares, and the stockholders are being asked to approve the same increase at the Annual Meeting. The Board believes that the adoption of this proposal is in the best interests of the Company for the reasons discussed below.

         The Company seeks to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve the Company's profitability and stock value. The Company believes that the Option Plan plays an important role in achieving these objectives by encouraging broad employee stock ownership and directly rewarding employees when stock value increases. The Company believes that equity incentives provided by the Option Plan help align the interests of the employees with the interests of the Company's stockholders, and enhance the Company's ability to continue recruiting and retaining top talent. Management believes that the continued operation of the Option Plan necessitates an increase in the share reserve under the Option Plan.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

         The following summary of the Option Plan describes the Option Plan as amended in 1994 and is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request. Options granted under the Option Plan prior to its amendment in 1994 have various terms that are different from those described herein, including the immediate termination of such an option upon an optionee's termination of employment with the Company.

         The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors which has discretion to determine optionees, the number of shares to be covered by each option, the vesting schedule and all other terms of the options. If the stockholders approve the 1,000,000 share increase in the number of shares of Company Common Stock reserved under the Option Plan, 2,168,783 shares of Common Stock would remain available for future option grants as of June 30, 1996, which is equal to approximately 10.5% of the total number of shares of Common Stock outstanding (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Company). No optionee may be granted options to purchase in excess of 500,000 shares per fiscal year (such limit to be subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, combinations, reclassifications, or like changes in the capital structure of the Company). All options must be granted, if at all, by August 11, 2004.

         The Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonqualified stock options. Stock options may be granted to employees, prospective employees, directors and consultants of the Company; provided, however, that Incentive Stock Options may be granted only to employees. As of June 30, 1996, 209 employees and consultants were eligible to participate in the Option Plan. All options granted under the Option Plan must have an exercise price not less than the fair market value of the Common Stock of the Company, as determined by the Board, on the date of grant.

         Options granted under the Option Plan may be exercised by payment of the exercise price (1) in cash, by check or cash equivalent, (2) by tender to the Company of shares of the Company's Common Stock which (a) either have been owned by the optionee for more than six months or were not acquired, directly or indirectly from the Company, and (b) have a value not less than the exercise price, (3) by the optionee's recourse promissory note, if specifically permitted by the Board and set forth in the option agreement, (4) by the assignment of the proceeds of the sale of some or all of the shares being acquired upon the exercise of an option, (5) by such other consideration as the Board may allow, or (6) by any combination thereof. Incentive Stock Options granted under the Option Plan are exercisable for a period of ten years from the date of grant. At the discretion of the Board of Directors, nonqualified stock options granted under the Option Plan may have a term longer than ten years. After expiration, the shares subject to an unexercised option become available for future grants.

         Unless otherwise provided by the Board of Directors, options are exercisable at any time after grant. Shares purchased upon exercise of an option are subject to the Company's right to repurchase the unvested portion of such shares at their original purchase price upon termination of the optionee's employment with the Company or the optionee's attempt to sell, exchange, transfer, pledge or otherwise dispose of the unvested shares. Shares so repurchased become available for future option grants. Unless otherwise determined by the Board of Directors, the number of shares subject to the Company's repurchase right decreases over a four-year period, commencing on the option grant date or the optionee's date of hire, as specified by the Board of Directors. Ordinarily, an option is exercisable, during the lifetime of the optionee, only by the optionee, and is not transferable or assignable by the optionee other than by will or the laws of descent and distribution; provided, however, that the Board may provide that Nonqualified Stock Options may be assigned or transferred to third parties.

         If an optionee ceases to be an employee of the Company for any reason, the optionee may exercise his or her option (to the extent exercisable on the date of termination) within thirty days after the last date of employment, but in any event not later than the termination of the option.

         In the event of a Transfer of Control (as defined in the Option Plan), the unexercisable and/or unvested portion of all outstanding options will become immediately exercisable and vested as of a date 30 days prior to the Transfer of Control, unless the acquiring company either assumes the options granted under the Option Plan or else substitutes its own options for the Option Plan options. Any options which are neither assumed or substituted for by the acquiring company nor exercised as of the date of the Transfer of Control will terminate effective as of the date of the Transfer of Control.

         The Board of Directors may terminate or amend the Option Plan at any time; provided, however, that without the approval of the stockholders of the Company, the Board may not amend the Option Plan to increase the number of shares of Common Stock covered thereby, to change the class of persons eligible to receive Incentive Stock Options or to expand the class of persons eligible to receive nonqualified stock options.

SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

         Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

         INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

         For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the date of exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the option price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to a long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period for the stock is more than twelve months. Generally, any ordinary income recognized by the optionee upon the disposition of the stock would be deductible by the Company for federal income tax purposes.

         The difference between the option price and the fair market value of the stock on the determination date of an Incentive Stock Option (which is generally the date of exercise) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

         NONQUALIFIED STOCK OPTIONS Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as a result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value of the stock on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than thirty days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period for the stock is more than twelve months from the date of recognition of income. No tax deduction is available to the Company with respect to the grant of the option or the sale of the stock acquired pursuant to such grant. Generally, the Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote. The Company's management believes that in order to attract and retain additional key employees essential to the success of the Company, it is necessary to increase the share reserve of the Option Plan. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES.


                                 PROPOSAL THREE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Company has selected Price Waterhouse LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1997. Price Waterhouse LLP has acted in such capacity since its appointment during the fiscal year ended June 30, 1985. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1997. If the appointment is not ratified, management will consider the appointment of other independent accountants. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the stockholders of the Company must be received by the Company at its offices at 2950 Zanker Road, San Jose, California 95134, not later than May 30, 1997, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of the Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          Jeffery Anne Tatum, Secretary
September 27, 1996